Exhibit 99.17

March 27, 2024

Board of Directors of MariaDB plc

c/o MariaDB plc

699 Veterans Blvd

Redwood City, California 94063

Re:	Opposition Letter

Dear Board of Directors of MariaDB plc:

Reference is hereby made to (a) (i) that certain “Announcement Regarding Possible Offer”, dated February 19, 2024, published on the MariaDB plc’s website at https://investors.mariadb.com/news/news- details/2024/Announcement-Regarding-Possible-Offer/default.aspx and (ii) that certain “K1 Investment Management, LLC Provides Update on Possible Offer for MariaDB plc”, dated March 13, 2024, published on PR Newswire’s website at https://www.prnewswire.com/news-releases/k1-investment-management-llc- provides-update-on-possible-offer-for-mariadb-plc-302088755.html (collectively, the “K1 Press Releases”) and (b) that certain “Progress Software Corp. Statement regarding Possible Offer for MariaDB plc”, dated March 26, 2024, published Progress Software Corp.’s website at https://investors.progress.com/news- releases/news-release-details/progress-software-corp-statement-regarding-possible-offer (the “Progress Press Release”).

We have reviewed the possible transaction outlined by the Progress Press Release and are writing to inform you that we oppose any transaction with Progress Software Corp or any of its affiliates. Similar to the possible transaction outlined by the K1 Press Releases, we do not believe the possible transaction outlined by the Progress Press Release is in the best interests of MariaDB plc.

Additionally, we are well aware of Progress Software Corp’s prior attacks on the founders of MariaDB in Progress Software Corporation, et al, v. MySQL AB and believe the Progress Press Release is a further attempt to disrupt the business of MariaDB and the mission of the MariaDB Foundation. In light of this, we will oppose any attempts to consummate a transaction with Progress Software.

As a general matter, we believe the recent announcements regarding third party proposals with respect to MariaDB are a distraction from the Company’s focus on resolving its financial situation and operations. We are currently not prepared to support any transaction that we believe does not protect the best interests of MariaDB and its business.

Sincerely,

/s/ Bart Luyten
Smartfin Capital I & II

By:	Smartfin Management bvba
Name:	Bart Luyten
Title:	Sole Director